Exhibit (h)(12)

APPENDIX C

to the

ACCOUNTING SERVICES AGREEMENT

Compensation Schedule

1.	Each Fund, other than a Pathfinder Fund

Each Fund, other than a Pathfinder Fund, agrees to pay to WRSCO for its services under the Agreement an amount payable on the first day of the month as shown on the following table pertinent to the average daily net assets of the Fund during the prior month:

Fund’s Average Daily Net Assets for the Month	Monthly Fee

$ 0 - $ 10 million	$ 0
$ 10 - $ 25 million	$ 958
$ 25 - $ 50 million	$ 1,925
$ 50 - $100 million	$ 2,958
$100 - $200 million	$ 4,033
$200 - $350 million	$ 5,267
$350 - $550 million	$ 6,875
$550 - $750 million	$ 8,025
$750 - $ 1.0 billion	$10,133
$1.0 billion and over	$12,375

In addition, for each class of shares in excess of one, each Fund shall pay to WRSCO a monthly per-class fee equal to 2.5% of the monthly base fee.

Each Fund shall also pay a monthly fee to WRSCO at the annual rate of 0.01% or one basis point for the first $1 billion of net assets with no fee charged for net assets in excess of $1 billion. This fee may be voluntarily waived until Fund assets are at least $10 million.

2.	Ivy Funds VIP Pathfinder Aggressive, Ivy Funds VIP Pathfinder Moderately Aggressive, Ivy Funds VIP Pathfinder Moderate, Ivy Funds VIP Pathfinder Moderately Conservative , Ivy Funds VIP Pathfinder Conservative, Ivy Funds VIP Pathfinder Moderate–Managed Volatility, Ivy Funds VIP Pathfinder Moderately Aggressive–Managed Volatility and Ivy Funds VIP Pathfinder Moderately Conservative–Managed Volatility.

Each Pathfinder Fund agrees to pay to WRSCO for its services under the Agreement an amount payable on the first day of the month as shown on the following table pertinent to the average daily net assets of the Fund during the prior month:

Fund’s Average Daily Net Assets for the Month	Monthly Fee

$ 0 - $ 10 million	$ 0
$ 10 - $ 25 million	$ 479.00
$ 25 - $ 50 million	$ 962.50
$ 50 - $100 million	$1,479.00
$100 - $200 million	$2,016.50
$200 - $350 million	$2,633.50
$350 - $550 million	$3,437.50
$550 - $750 million	$4,012.50
$750 - $ 1.0 billion	$5,066.50
$1.0 billion and over	$6,187.50

In addition, for each class of shares in excess of one, each Pathfinders Fund shall pay to WRSCO a monthly per-class fee equal to 1.25% of the monthly base fee.

Each Pathfinder Fund shall also pay a monthly fee to WRSCO at the annual rate of 0.01% or one basis point for the first $1 billion of net assets with no fee charged for net assets in excess of $1 billion. This fee may be voluntarily waived until Fund assets are at least $10 million.

Amended and Effective May 22, 2013 with respect to addition of Ivy Funds VIP Pathfinder Moderate–Managed Volatility, Ivy Funds VIP Pathfinder Moderately Aggressive–Managed Volatility and Ivy Funds VIP Pathfinder Moderately Conservative–Managed Volatility.

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